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                                                                      Exhibit 23



CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to incorporation by reference in the registration statements of Morrison Knudsen Corporation on Form S-8 (File No.s 033-81038, 333-32511 and 333-39351) of our report, which includes an explanatory paragraph regarding a change in method of accounting for impairment of long-lived assets in 1996 and an emphasis of a matter paragraph regarding an environmental contingency, dated January 25, 1999, on our audits of the consolidated financial statements and financial statement schedule of Morrison Knudsen Corporation as of November 30, 1998 and 1997, and for each of the three years in the period ended November 30, 1998, which report is included in this Annual Report on Form 10-K.



/s/ PricewaterhouseCoopers LLP


Boise, Idaho
February 4, 1999

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